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                                                                   EXHIBIT 10.11


                           NOTE PURCHASE AGREEMENT

     This Note Purchase Agreement dated as of December ___, 1997, is by and among Selfix, Inc., a Delaware corporation; Tamor Corporation, a Massachusetts corporation, Shutters, Inc., an Illinois corporation, and Seymour Housewares Corporation, a Delaware corporation ("Seymour") (the "Joint Issuers"); Home Products International, Inc., a Delaware corporation ("Holdings"); and General Electric Capital Corporation, a New York corporation ("GE Capital"), individually and as agent (in such capacity, "Agent") for itself and the other Note Purchasers that are signatories hereto (the "Note Purchasers"), and the Note Purchasers.

     In Witness Whereof the parties hereto agree as follows:

     1.1 The Notes. The Joint Issuers have authorized the issuance and sale of Senior Subordinated Notes due December ___, 2006 (including any notes issued in payment of interest pursuant to Section 1.2 or in substitution therefor pursuant to Section 11, collectively, the "Notes"), to be in the form of the Note set forth in Exhibit 1.1. with such changes thereto, if any, as may be approved by the Note Purchasers and the Joint Issuers.

     1.2 Note Terms. Prepayments. (a) The Notes shall bear interest at a per annum rate equal to the Index Rate from time to time in effect, plus three percent (3.0%) per annum, but in no event less than eleven percent (11.0%) per annum (collectively, the "Base Rate"). Interest shall be payable monthly on the first day of each calendar month, commencing January 1, 1998. Interest on the Notes shall be calculated daily on the basis of a three hundred sixty (360) day year for the actual number of days elapsed in the period during which it accrues. If the Majority Holders so elect, after the occurrence of an Event of Default and for so long as such Event of Default continues, the Notes shall bear interest at a per annum rate equal to the Base Rate plus 2.0% per annum. The Note Purchasers agree that under no circumstances will the rate of interest chargeable be in excess of the maximum amount permitted by law. If excess interest is charged and paid in error, the Note Purchasers agree that the excess amount will be promptly refunded to the Joint Issuers. The outstanding principal balance of all of the Notes, together with all accrued and unpaid interest thereon, shall be due and payable in full on December ___, 2006.

          (b) If Holdings or any Joint Issuer issues equity securities, no later than the Business Day following the date of receipt of the proceeds thereof, the Joint Issuers shall prepay the Notes, ratably, in an amount equal to 50% of the proceeds of such equity issuance, net of underwriting discounts and commissions and other reasonable out-of-pocket costs incurred in connection therewith. If Term Loan A and Term Loan B under the Credit Agreement, as the same may be amended, restated, extended, refinanced or refunded have been paid in full in cash the Joint Issuers shall prepay the Notes, ratably, in an amount equal to 100% of such net proceeds of equity issuances. In addition, the Joint Issuers shall prepay the Notes in full upon payment in full in cash of the Senior Loans and termination of the Senior Lenders' commitment to make Senior Loans under the Credit Agreement as in effect on the date hereof.




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     (c)  In addition to the mandatory prepayments required under clause (b)
above, the Joint Issuers may voluntarily prepay the Notes in whole or in part (in integral multiples of $100,000) at any time upon not less than ten (10) days' prior written notice to the Note Purchasers in an amount not to exceed 25% of the Joint Issuers' Excess Cash Flow for each Fiscal Year within 100 days following the last day of such Fiscal Year.

     (d) All prepayments, whether mandatory or voluntary, shall be applied first to accrued interest under the Notes, pro rata, and then to the principal balance of the Notes, pro rata, and all prepayments may be made without premium or penalty.

     2. Sale and Purchase of Notes. The Joint Issuers will issue and sell to the Note Purchasers on the date hereof Notes in the aggregate principal amount of $10,000,000 in the respective principal amounts set forth on the signature pages hereto. Such Notes shall be issued in the State of Illinois and governed by the laws of that State.

     3.1 Closing; Fees. The sale of the Notes to be purchased by the Note Purchasers shall take place at the offices of Latham & Watkins, Suite 5800, Sears Tower, Chicago, Illinois 60606, at a closing (the "Closing") on December ___, 1997 or on such other Business Day thereafter as may be agreed upon by the Joint Issuers and the Majority Holders (the "Closing Date"). At the Closing, the Joint Issuers will deliver to each Note Purchaser the Notes to be purchased by it in the principal amount set forth on the signature pages hereto on such date against delivery by each Note Purchaser to the Joint Issuers or their order of immediately available funds in the amount of the principal amount of each Note to be purchased by it. If, at the Closing, the Joint Issuers shall fail to tender to any Note Purchaser the Notes to be purchased by it as provided herein, or any of the material conditions specified in Section 4 shall not have been fulfilled to the Note Purchasers' satisfaction, all of the Note Purchasers shall be relieved of their respective obligations under this Agreement, without thereby waiving any other rights such Note Purchasers may have by reason of such failure or such non-fulfillment.

     3.2 The Joint Issuers agree, jointly and severally, to promptly pay all reasonable fees, costs and expenses (including those of attorneys) incurred by the Note Purchasers in connection with any matters arising out of the Note Purchase Documents and the other Related Transactions Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation and closing of the transactions identified herein and in connection with the continued administration (other than administrative matters arising in the ordinary course) of the Note Purchase Documents including any amendments, modifications, and waivers of or with respect to the Note Purchase Documents or any of the other Related Transactions Documents. The Joint Issuers agree, jointly and severally, to promptly pay (i) all reasonable fees, costs and expenses incurred by each Note Purchaser in connection with any action to enforce any Note Purchase Document or to collect any payments due from the Joint Issuers and (ii) upon prepayment in full of the Notes, the success fee to the Note Purchasers as




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determined in accordance with Schedule 3.2 hereto.  All fees, costs and expenses for which the Joint Issuers are responsible under this Section 3.2 shall be payable on demand (or when due in the case of the success fee) and secured by the Collateral (as defined in the Security Documents).

     4. Conditions Precedent; Conditions to Closing. Each Note Purchaser's obligation to execute and deliver this Agreement and to purchase and pay for the Note to be sold to it at the Closing is subject to the fulfillment to the reasonable satisfaction of the Majority Holders, prior to or at the Closing, of the following conditions:

     4.1.1 Representations and Warranties. The representations and warranties of Holdings and each of the Joint Issuers contained in this Agreement and those otherwise made in writing by or on behalf of the Joint Issuers in connection with the transactions identified in this Agreement shall be correct in all material respects at the time of Closing.

     4.1.2 Performance; No Default. The Joint Issuers shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by them prior to or at the Closing and at the time of the Closing no Default or Event of Default shall have occurred and be continuing.

     4.1.3 Opinions of Counsel. Each Note Purchaser shall have received from Much, Shelist, Freed, Denenberg, Ament, Bell & Rubenstein PC, counsel to Holdings and the Joint Issuers, a favorable opinion in form and substance reasonably satisfactory to the Majority Holders, addressed to the Note Purchasers and dated the Closing Date.

     4.1.4 Credit Agreement. The Related Transactions shall have been consummated.

     4.1.5 Security Documents. Each Note Purchaser shall have received duly executed copies of the Security Agreement and each of the other Security Documents, together with reasonably satisfactory evidence that the Note Purchasers have a valid and perfected second priority security interest in the Collateral (as defined in the Security Documents), subject only to liens and encumbrances permitted herein, in the Security Agreement or in the Credit Agreement.

     4.1.6 Certain Legal Matters. On the date of the Closing, no Note Purchaser's purchase of the Note shall be prohibited by any applicable law or governmental regulation.

     4.1.7 Compliance with Securities Laws. The offering and sale of the Note to be issued at the Closing shall have complied with all applicable requirements of federal and state securities laws.

     4.1.8 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the other Related




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Transactions Documents to be executed and delivered on the Closing Date and all documents and instruments to such transactions shall be reasonably satisfactory to each Note Purchaser, and each Note Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

     4.1.9 No Actions Pending. There shall be no suit, action, investigation, inquiry or other proceeding by any governmental body or any other Person or any other legal or administrative proceeding, pending or, to the Joint Issuers' knowledge, threatened, which questions the validity or legality of the transactions contemplated by this Agreement or any of the other Related Transactions Documents or which seeks damages or injunctive or other equitable relief in connection therewith.

     4.1.10 Other Documents. Each Note Purchaser's obligation to purchase the Note on the Closing Date is, in addition to the conditions precedent specified above, subject to the delivery to it of all Note Purchase Documents, all in form and substance reasonably satisfactory to the initial Note Purchasers.

     4.1.11 Performance; No Default. The Joint Issuers shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by any of them as of the Closing Date and, as of the Closing Date, no Default or Event of Default shall have occurred and be continuing.

     5. Representations and Warranties. The Joint Issuers represent and warrant to each Note Purchaser that:

     5.1. Disclosure. No representation or warranty of Holdings or any Joint Issuer contained in this Agreement, the financial statements referred to in
Section 5.5, the other Related Transactions Documents or any other document, certificate or written statement furnished to any Note Purchaser by or on behalf of any such Person for use in connection with the Note Purchase Documents or the other Related Transactions Documents contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

     5.2. No Material Adverse Effect. Since December 31, 1996, no events have occurred which, taken as a whole, have had a Material Adverse Effect.

     5.3. No Default. The consummation of the Related Transactions does not and will not violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under, or require the consent of any third party under, any material contract of the Joint Issuers except if such violations, conflicts, breaches or defaults have either been



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waived on or before the Closing Date and are disclosed on Schedule 5.3 or could not reasonably been expected to have, either individually or in the aggregate, a Material Adverse Effect.

     5.4. Organization, Powers, Capitalization and Good Standing.

     (A) Organization and Powers. Each Joint Issuer and Holdings is a corporation, duly organized, validly existing and in good standing under the laws of the State of its incorporation. Each of the Joint Issuers has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Related Transactions Document to which it is a party and to consummate the Related Transactions.

     (B) Capitalization. The authorized and issued capital stock of Holdings and each of the Joint Issuers is as set forth on Schedule 5.4(B). All issued and outstanding shares of capital stock of each of the Joint Issuers are duly authorized and validly issued, fully paid, nonassessable, and such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The capital stock of each of the Joint Issuers is owned by Holdings. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Holdings or any Joint Issuer of any shares of capital stock or other securities of any such entity, except for the Warrant and the other securities disclosed in the Schedules to the Credit Agreement as of the Closing Date.

     (C) Binding Obligation. This Agreement is, and the other Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of Holdings and the Joint Issuers, respectively, each enforceable against each of them, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium and similar laws affecting creditors' rights generally, and by general principles of equity.

     (D) Qualification. Each of the Joint Issuers is duly qualified and in good standing wherever necessary to carry on its business and operations, except in jurisdictions in which the failure to be qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

     5.5. Financial Statements. All financial statements concerning any of the Joint Issuers which have been or will hereafter be furnished to the Note Purchasers pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly the financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.


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          (i)   The audited combined balance sheets of Tamor and Housewares at
     December 31, 1995 and 1996 and the related combined statements of income, stockholders' equity and cash flows for each of the three Fiscal Years for the period ended December 31, 1996, certified by BDO Seidman.

          (ii) The audited consolidated balance sheet at December 28, 1996 and the related consolidated statement(s) of income and cash flows of Selfix and Shutters for the Fiscal Year then ended, certified by Arthur Andersen & Co.

          (iii) The audited balance sheets of Seymour and the related statements of income, stockholders' equity and cash flows at June 30, 1996 and June 30, 1997 and for the respective fiscal years then ended.

          (iv) The unaudited balance sheets and the related statements of income, stockholders equity and cash flow of Holdings and its Subsidiaries on a consolidated and consolidating basis at November 29, 1997 and for the 11 months then ending.

          (v) The unaudited balance sheet and related statements of income, stock holders equity and cash flow of Seymour at November 23, 1997 and for the five months then ended.

          5.6. Property. Each Joint Issuer owns, is licensed to use or otherwise has the right to use, all assets used in or necessary for the conduct of its business as currently conducted or that are material to the condition (financial or other), business or operations of the Joint Issuers.

          5.7. Investigations, Audits, Etc. Except as set forth on Schedule 5.7, none of the Joint Issuers are the subject of any review or audit by the Internal Revenue Service or any governmental authority concerning the violation or possible violation of any law.

          5.8. Employee Matters. Except as set forth on Schedule 5.8, (a) no Joint Issuer has any obligation under any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Joint Issuer and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Joint Issuer and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of the Joint Issuers threatened between any Joint Issuer and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

          5.9. Solvency. As of and from and after the date of this Agreement and after giving effect to the consummation of the Related Transactions, each Joint
Issuer: (a) owns and will own assets the fair saleable value of which are greater than the total amount of liabilities (including contingent liabilities) of that Joint Issuer; (b) is able to pay its debts as they become due; (c) has capital that is not unreasonably small in relation to its business as presently conducted or any


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contemplated or undertaken transaction; and (d) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

          5.10. Compliance with Laws. Each Joint Issuer is in compliance with all applicable laws after giving effect to the Related Transactions, except where failure to comply would not have a Material Adverse Effect.

          5.11. Pending and Threatened Litigation.  Except as set forth on
Schedule 5.11 hereto, Neither Holdings nor any Joint Issuer is a party to any litigation that is pending or to the knowledge of any Joint Issuer, threatened, which is likely to be determined adversely to Holdings or that Joint Issuer and, which, if so determined, would have a Material Adverse Effect.

          6. Purchase Intent. Each Note Purchaser represents that it is purchasing a Note hereunder for its own account, not with a view to the distribution thereof or with any present intention of distributing or selling such Note except in compliance with the Securities Act, provided that the disposition of each Note Purchaser's property shall at all times be within its control. Each Note Purchaser represents that it is an accredited investor, within the meaning of Regulation 501(a) under the Securities Act.

          7. Financial Covenants and Reporting. Holdings agrees that so long as any Note is outstanding, unless each Note Purchaser shall otherwise give its prior written consent, Holdings shall comply with and shall cause each of the other Joint Issuers that are owned or controlled by it to comply with all covenants in this Section 7 applicable to such Person.

          7.1. Financial Statements and Other Reports. Holdings will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with second business practices to permit preparation of financial statements in conformity with GAAP (it being understood that monthly financial statements are not required to have footnote disclosures). Holdings will deliver to each Note Purchaser each of the financial statements and other reports described below.

          (A) Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each month, Holdings will deliver to each Note Purchaser (1) the consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such month and for the period from the beginning of the then current fiscal year of such Person to the end of such month and (2) a schedule of the outstanding Indebtedness for borrowed money of each such Person describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

          (B) Year-End Financials. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Holdings, Holdings will deliver to each Note Purchaser


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(1) the consolidated and consolidating balance sheet of Holdings and each of its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such fiscal year, (2) a schedule of the outstanding Indebtedness for borrowed money of each such Person describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan and (3) an unqualified report with respect to the financial statements from a firm of certified public accountants selected by Holdings and reasonably acceptable to the Majority Holders.

          (C) Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 7.1(A) and 7.1(B) above, Holdings will deliver to each Note Purchaser a fully and properly completed Compliance Certificate (in substantially the same form as Exhibit
7.1) signed by Holdings' chief executive officer or chief financial officer.

          (D) Accountants' Reports. Promptly upon receipt thereof, Holdings will deliver copies of all significant reports submitted by Holdings' outside auditors in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of Holdings made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

          (E) SEC Filings and Press Releases. Promptly upon their becoming available, Holdings will deliver to each Note Purchaser copies of (1) all financial statements, reports, notices and proxy statements made publicly available by Holdings, to its security holders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings, with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (3) all press releases and other statements made available by Holdings, to the public concerning material adverse changes or other developments in the business of any such Person.

          (F) Events of Default, Etc. Promptly upon any officer of Holdings obtaining knowledge of any of the following events or conditions, Holdings shall deliver to each Note Purchaser copies of all notices given or received by Holdings with respect to any such event or condition and a certificate of Holdings' chief executive officer specifying the nature and period of existence of such event or condition and what action Holdings has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event or Default or Default; (2) any notice that any Person has given to Holdings or any of its Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in
Section 13(e); or (3) any event or condition that could reasonably be expected to result in any Material Adverse Effect.

          (G) Litigation. Holdings shall notify each Note Purchaser in writing, promptly upon learning thereof, of any litigation commenced or threatened against Holdings or any of its Subsidiaries, and of the institution against it of any suit or administrative proceeding that (a) seeks damages of $250,000 or more or (b) seeks injunctive relief.

          (H) Other Information. With reasonable promptness, Holdings will deliver such other information and data with respect to Holdings or any Joint Issuer as from time to time may be reasonably requested by the Majority Holders.

          7.2. Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to the Note Purchasers pursuant to Section 7.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation.

          7.3. Inspection. Holdings shall permit any authorized representatives designated from time to time by the Majority Holders to visit and inspect any of the properties of Holdings or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested.

          8. Affirmative and Negative Covenants. Holdings covenants that, from the date of this Agreement through the Closing and thereafter so long as any of the Notes are outstanding:

          8.1. Liens, etc. (A) Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or held or hereafter acquired, or any income or profits therefrom, except Liens securing the Senior Loans or otherwise permitted under the Credit Agreement.

         (B) No Negative Pledges. Holdings will not and will not permit any of its Subsidiaries directly or indirectly to enter into or assume any agreement (other than the Note Purchase Documents or as permitted under the Credit Agreement) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, except leases or licenses which prohibit liens on the property subject thereto.

          (C) No Restrictions on Subsidiary Distributions to Holdings. Except as provided herein and in the Credit Agreement, Holdings will not and will not permit any of its Subsidiaries directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary's capital stock owned by Holdings or any Subsidiary of Holdings; (2) pay any Indebtedness owed to Holdings or any other Subsidiary; (3) make loans or advances to Holdings or any other Subsidiary; or (4) transfer any of its property or assets to Holdings or any other Subsidiary.

          8.2. Investments; Joint Ventures. Holdings will not and will not permit any of its Subsidiaries directly or indirectly to make or own any Investment in any Person except Investments permitted from time to time under the Credit Agreement.

         8.3. Restricted Payments. Holdings will not directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment except Restricted Payments permitted under the Credit Agreement as in effect on the date hereof.

          8.4. Restriction on Certain Amendments and Fundamental Changes. Holdings will not and will not permit any of its Subsidiaries directly or indirectly to: (a) amend, modify or waive any term or provision of its charter or by-laws in a manner which would have a Material Adverse Effect; (b) enter into any transaction of merger or consolidation, except that any Subsidiary may be merged with or into Holdings (provided that Holdings is the surviving entity) or any other Subsidiary of Holdings; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (d) except as permitted by the Credit Agreement or consented to by the Senior Lenders, acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person.

          8.5. Disposal of Assets or Subsidiary Stock. Holdings will not and will not permit any of its Subsidiaries directly or indirectly to: convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of transactions any of its property, business or assets, or the capital stock of or other equity interests in any of its Subsidiaries, whether now owned or hereafter acquired, except dispositions permitted from time to time under the Credit Agreement.

          8.6. Transactions with Affiliates. Except as otherwise permitted herein (or in the Credit Agreement), Holdings will not and will not permit any of its Subsidiaries directly or indirectly to, enter into or be a party to any transaction with any Affiliate of Holdings, except (a) as set forth on Schedule 8.6, or (b) in the ordinary course of and pursuant to the reasonable requirements of Holdings' or such Subsidiary's business and upon fair and reasonable terms and are no less favorable to Holdings or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of Holdings or such Subsidiary.

          8.7. Conduct of Business. Holdings will not and will not permit any of its Subsidiaries directly or indirectly to engage in any business other than businesses currently engaged in by them or any lines of business reasonably related thereto.

          8.8. Indebtedness. Holdings will not and will not permit any of its Subsidiaries directly or indirectly to incur or become liable in any manner with respect to any Subordinated Indebtedness or any other Indebtedness, except the Senior Loans and, subject to Section 8.15, as permitted under the Credit Agreement (as from time to time in effect).

          8.9. Fiscal Year. Neither Holdings nor any Subsidiary of Holdings shall change its fiscal year without the Majority Holders' prior written consent, which shall not be unreasonably withheld.

          8.10. Press Release; Public Offering Materials. Holdings will not and will not permit any of its Subsidiaries to disclose any Note Purchaser's identity in any press release or in any prospectus, proxy statement or other materials filed with any governmental authority except as required by law following the Note Purchasers' prior review.

          8.11. Subsidiaries. Except as permitted in the Credit Agreement, Holdings will not and will not permit any of its Subsidiaries directly or indirectly to establish, create or acquire any new Subsidiary without the Majority Holders' prior written consent, which shall not be unreasonably withheld.

          8.12. Compliance With Laws. Holdings shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to licensing, ERISA and labor matters and Environmental Laws (as defined in the Credit Agreement) and Environmental Permits (as defined in the Credit Agreement) except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Holdings will comply and will cause each of its Subsidiaries to comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which Holdings or its Subsidiaries are now doing business or may hereafter be doing business. This Section 8.12 shall not preclude Holdings or any Subsidiary from contesting any taxes or other payments, if they are being diligently contested in good faith and if appropriate reserves have been recorded in conformity with GAAP.

          8.13. Maintenance of Properties; Insurance. Holdings will maintain or cause to be maintained all material properties used in the business of Holdings and its Subsidiaries consistent with industry standards and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts as set forth in the Credit Agreement and will deliver evidence thereof to the Note Purchasers. Holdings represents and warrants that it and each of its Subsidiaries currently maintains all material properties as set forth above and maintains all insurance described above.

          8.14. Corporate Existence, Etc. Except as otherwise permitted hereunder, Holdings will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its respective corporate existence and all rights and franchises material to its respective business.

          8.15. Intervening Debt. Neither Holdings nor any Joint Issuer shall incur any indebtedness that is subordinated in right of payment to the Senior Loans and superior in right of payment or pari passu with the Notes.

          8.16. Notice of Default. Holdings shall promptly notify the Majority Holders of the occurrence of any Default or Event of Default known to it hereunder.

          9. Prepayment of Notes.

          9.1. Maturity; Surrender. In the case of each prepayment in accordance with Section 1.2(c) or (d), the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date.

          10. Subordination of Notes.

          10.1. General. All obligations under this Agreement and the Notes, including without limitation, principal, interest, fees, expenses (the "Subordinated Obligations") shall be subordinate and junior in right of payment to all Senior Loans (as defined in Section 10.2) to the extent and in the manner provided in this Section 10. In furtherance of the foregoing, notwithstanding the date, manner or order of grant, attachment or perfection of any Liens granted to the Senior Lenders or to the Note Purchasers and notwithstanding any provisions of the UCC or any applicable law or decision or any other circumstance, the Note Purchasers agree that all Liens granted by Holdings or any Joint Issuer to the Note Purchasers to secure the obligations under the Notes are hereby subordinated to all Liens granted by Holdings or any Joint Issuer to secure the Senior Loans.

          10.2. Senior Loans. As used in this Section 10, the term "Senior Loans" shall mean all principal of and premium, if any, and interest (including post-petition interest during any proceeding under the Bankruptcy Code, whether or not allowed in such proceeding) on and fees, and expenses and all other obligations including, without limitation, Holdings' obligations as a guarantor and obligations to cash collateralize letters of credit, payable in connection with, all loans and financial accommodations from time to time outstanding under or in connection with the Credit Agreement. The Senior Loans shall continue to be Senior Loans and entitled to the benefits of these subordination provisions irrespective of any amendment, restatement, modification or waiver of any term of the Senior Loans or extension or renewal of the Senior Loans.

          10.3. Default in Respect of Senior Loans and the Notes.

          (a) Upon the occurrence of an Event of Default with respect to any Senior Loans, as defined in the Credit Agreement, permitting the holders thereof to accelerate the maturity thereof, then, unless and until such event of default shall have been remedied or waived in writing or shall have ceased to exist, no direct or indirect payment (in cash, property or securities or by set-off or otherwise, except securities which are subordinate and junior in right of payment to the payment of Senior Loans at least to the extent provided in this Section 10) shall be made on account of the Subordinated Obligations or on any Note or as a sinking fund for any Note, or in respect of any redemption, retirement, purchase or other acquisition of any Note.

          (b) The holders of the Notes shall not take any action to enforce payment of any of the Subordinated Obligations or any security interest or lien securing payment of the Notes (including, without limitation, acceleration of the maturity of the Notes) until the earliest to occur of the following: (i) final payment in full in cash of all Senior Loans and termination of the commitments with respect thereto; (ii) the acceleration of any of the Senior Loans, (iii) June 30, 2007, or (iv) the occurrence of an Event of Default described in Section 13(f) or 13(g) hereof, provided that, in the event of the nonpayment when due of scheduled principal payments or required interest payments (unless prohibited by Section 10.3(a)) such holders may ask or make demand for payment of any such amount but shall not take any other action to enforce payment of such amount; provided further that any payments received shall be subject to the terms of Section 10.5 hereof.

          (c) If the holders of the Senior Loans release their security interests or liens in any items of Collateral, the holders of the Notes shall release their security interests or liens in the same items of Collateral.

          10.4. Insolvency, etc.  In the event of:

          (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Holdings or any Joint Issuer or the respective property of any of them,

          (b) any proceeding for the liquidation, dissolution or other winding-up of Holdings or any Joint Issuer, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

          (c) any assignment by Holdings or any Joint Issuer for the benefit of creditors, or

          (d)  any other marshaling of the assets of Holdings or any Joint
Issuer,

          all Senior Loans shall first be paid in full in cash before payment or distribution, whether in cash, securities or other property, shall be made to any holder of any Note on account of any Note. Any payment or distribution, whether in cash, securities or other property (other than securities of Holdings or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this Section 10 with respect to any Note, to the payment of all Senior Loans at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of the Notes shall be paid or delivered directly to the holders of Senior Loans until all Senior Loans shall have been paid in full in cash.

          10.5. Payments and Distributions Received. If any payment or distribution of any character or any security, whether in cash, securities or other property (other than securities of Holdings or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this Section 10 with respect to any Note, to the payment of all Senior Loans at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by any holder of any Note in contravention of any of the terms hereof and before all the Senior Loans shall have been paid in full in cash and the commitments with respect thereto have been terminated, such payment or distribution or security shall be received in trust for the benefit of, and shall be promptly paid over or delivered and transferred to, the holders of the Senior Loans at the time outstanding for application to the payment of all Senior Loans remaining unpaid, to the extent necessary to pay all such Senior Loans in full in cash.

          10.6. No Prejudice or Impairment. No present or future holder of any Senior Loans shall be prejudiced in its right to enforce subordination of the Notes by any act or failure to act on the part of Holdings, any Joint Issuer or the holders of the Notes. Without in any way limiting the generality of the preceding sentence, the holders of Senior Loans may, at any time and from time to time, without the consent of or notice to the holders of the Notes, without incurring responsibility to the holders of the Notes and without impairing or releasing the subordination provided in this Section 10 or the obligations of the holders of the Notes to the holders of Senior Loans, do any one or more of the following: (a) change the manner, place or terms of payment of, or renew or alter any Senior Loans, or otherwise amend or supplement in any manner, any Senior Loans or any instrument evidencing the same or any agreement under which Senior Loans is outstanding; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing any Senior Loans; (c) release any Person liable in any manner for the collection or payment of any Senior Loans; and (d) exercise or refrain from exercising any rights against any obligor. Holdings shall notify the holders of the Notes of any of the events described in the preceding sentence, but any failure so to notify such holders shall not affect or impair the rights of the holders of Senior Loans hereunder. Nothing contained herein shall impair, as between Holdings and the Joint Issuers and the holder of any Notes, the obligation of Holdings and the Joint Issuers to pay to the holder thereof the principal thereof and interest thereon as and when the same shall become due and payable in accordance with the terms hereof and of this Agreement, or prevent the holder of any Note from exercising all rights, powers and remedies otherwise permitted by applicable law or hereunder upon a Default or Event of Default hereunder, all subject to the terms of this Section 10 and the rights of the holders of the Senior Loans to receive cash, securities or other property otherwise payable or deliverable to the holders of the Notes.

          10.7. Payment of Senior Loans, Subrogation, etc. Upon the payment in full of all Senior Loans in cash and termination of the commitments with respect thereto, the holders of the Notes shall be subrogated to all rights of any holders of Senior Loans to receive any further payments or distributions applicable to the Senior Loans until the Notes shall have been paid in full, but only to the extent that any payment or distribution otherwise payable with respect to the Notes has been applied to the Senior Loans, and, for the purposes of such subrogation, no payment or distribution received by the holders of Senior Loans of cash, securities, or other property to which the holders of the Notes would have been entitled except for this Section 10 shall, as between Holdings and the Joint Issuers and their respective creditors other than the holders of Senior Loans, on the one hand, and the holders of the Notes, on the other, be deemed to be a payment or distribution by Holdings or any Joint Issuer on account of Senior Loans.

          10.8. Filing of Claims. The holders of the Notes hereby irrevocably authorize and empower the holders of the Senior Loans to file a claim or proof of claim in any proceeding under the Bankruptcy Code for any portion of the Notes if the holder or holders thereof shall have failed to file a claim or proof of claim with respect thereto at least 10 days prior to the date established by rule of law or order of court for such filing. Except as expressly stated in this Section 10.8, the holders of the Notes retain their rights to vote their claims to accept or reject any plan of partial or complete liquidation, reorganization, arrangement or composition

          10.9. Reliance; Binding on Subsequent Holders. Holdings and each Joint Issuer agree, and each present and future holder of a Note, by its acceptance of such Note, agrees to be bound by the subordination provisions of this Section 10, and agrees that such subordination provisions are inducement to the present and future holders of Senior Loans to continue to hold such Indebtedness and/or to make advances of credit to the Joint Issuers and/or Holdings.

          11.   Registration, Transfer and Substitution of Securities.

          11.1. Note Register; Ownership of Notes. Holdings will keep at its principal office a register in which Holdings will provide for the registration of Notes and the registration of transfers of Notes and the Senior Loans. Holdings may treat the Person in whose name any Note is registered on such register as the owner thereof for the purpose of receiving payment of the principal of and interest on such Note and for all other purposes, whether or not such Note shall be overdue, and Holdings shall not be affected by any notice to the contrary. All references in this Agreement to a "holder" of any Note shall mean the Person in whose name such Note is at the time registered on such register.

          11.2. Transfer and Exchange of Notes. Upon surrender of any Notice for registration of transfer or for exchange to Holdings at its principal office, the Joint Issuers at their expense (except for transfer taxes) will execute and deliver in exchange therefor a new Note or Notes in denominations of at least $100,000 (except one Note may be issued in a lesser principal amount if the unpaid principal amount of the surrendered Note is not evenly divisible by, or is less than, $100,000), as may be requested by the holder or transferee, which aggregate the unpaid principal amount of such surrendered Note, registered as such holder or transferee may request, dated so that there will be no loss of interest on such surrendered Note and otherwise of like tenor.

          11.3. Replacement of Notes. Upon receipt of evidence reasonably satisfactory to Holdings of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity bond in such reasonable amount as Holdings may determine (or, in the case of any Note held by any institutional holder or its nominee, of an unsecured indemnity agreement from such institutional holder reasonably satisfactory to Holdings), or, in the case of any such mutilation, upon the surrender of such Note for cancellation, at the principal office of Holdings, the Joint Issuers, at their expense, will execute and deliver, in lieu thereof, a new Note in the unpaid principal amount of such lost, stolen, destroyed or mutilated Note, dated so that there will be no loss of interest on such Note and otherwise of like tenor. Any Note in lieu of which any such new Note has been so executed and delivered by the Joint Issuers shall not be deemed to be an outstanding Note for any purpose of this Agreement.

          11.4. Notes Held by Holdings, etc., Deemed Not Outstanding. For purposes of determining whether the holders of the Notes of the requisite principal amount at the time outstanding have taken any action authorized by this Agreement with respect to the giving of consents or approvals or with respect to acceleration upon an Event of Default, any Notes directly or indirectly owned by Holdings or any of its Subsidiaries or Affiliates shall be disregarded and deemed not to be outstanding.

          12. Payments on Notes. All payments by the Joint Issuers of principal, interest and fees becoming due on or with respect to the Notes shall be made in same day funds and delivered to the Note Purchasers by wire transfer to such account as each Note Purchaser may from time to time designate.

          The Joint Issuers shall receive credit for such funds if received by 1:00 p.m. CST on such day. In the absence of timely notice and receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

          13. Events of Default; Acceleration. If any of the following conditions or events ("Events of Default") shall occur and be continuing:

          (a) if the Joint Issuers or Holdings, as guarantor, shall default in the payment of any principal of any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

          (b) if the Joint Issuers or Holdings, as guarantor, shall default in the payment of any interest on any Note (whether by issuance of a Note or payment in cash as required by the terms hereof) for more than 5 days after the same becomes due and payable; or

          (c) if Holdings or any Joint Issuer shall default in the performance of or compliance with any other material term contained in this Agreement or any other Note Purchase Document and such default shall continue unremedied for 30 days after such failure shall first have become known to any officer of Holdings or written notice thereof shall have been received by Holdings from any holder of any Note; or

          (d) if any representation or warranty made in writing by or on behalf of Holdings or any Joint Issuer in this Agreement, any other Note Purchase Document, or in any instrument furnished in compliance with or in reference to this Agreement shall prove to have been false or incorrect in any material respect on the date as of which made; or

          (e) if any event shall occur or condition shall exist in respect of any Indebtedness of Holdings or any Joint Issuer in excess of $1,000,000 or under any evidence of any such Indebtedness or of any mortgage, indenture or other agreement relating thereto, the effect of which event or condition is to cause the acceleration of such Indebtedness before its stated maturity or before its regularly scheduled dates of payment; or

          (f) (1) An order for relief is entered with respect to Holdings or any Joint Issuer or any such Person commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Holdings or any Joint Issuer makes any assignment for the benefit of creditors; or (3) the Board of Directors of Holdings or any Joint Issuer adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 13(f); or

          (g) (1) A court enters a decree or order for relief with respect to Holdings or any Joint Issuer in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law within sixty (60) days after the entry thereof; or (2) the continuance of any of the following events for sixty (60) days or more unless dismissed, bonded or discharged:
     (a) an involuntary case is commenced against Holdings or any Joint Issuer under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any Joint Issuer or over all or substantial part of its property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of Holdings or any Joint Issuer, as applicable, for all or a substantial part of the property of such Person; or

          (h) A final judgment or judgments in any individual case or in the aggregate at any time, in excess of $500,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against Holdings or any Joint Issuer or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or more; or

          (i) (1) Holdings or any Joint Issuer fails to make full payment when due of all amounts which, under the provisions of any employee benefit plans or any applicable provisions of the Internal Revenue Code as amended from time to time ("IRC"), such Person is required to pay as contributions thereto and such failure results in the imposition of a lien on the assets of the Holdings or any Joint Issuer; or (2) an accumulated funding deficiency in excess of $1,000,000 occurs or exists, whether or not waived, with respect to any Holdings' or any Joint Issuer's employee benefit plans; or (3) any such employee benefit plans lose their status as a qualified plan under the IRC which results in the imposition of a material lien on the assets of Holdings or any Joint Issuer; or

          (j) Any of the Note Purchase Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or Holdings or any Joint Issuer denies that it has any further liability under any Note Purchase Document to which it is party, or gives notice to such effect; or

          (k) A Change of Control as defined under the Credit Agreement (as in effect on the date hereof) shall occur and be continuing;

then (1) upon the occurrence of any Event of Default described in subdivision
(f) or (g) of this Section 13, the unpaid principal amount of and accrued interest on the Notes shall automatically become due and payable immediately; or (2) upon the occurrence of any other Event of Default, any holder or holders of 25% or more in principal amount of the Notes at the time outstanding may at any time (unless all Events of Default shall theretofore have been remedied) at its or their option, by written notice or notices to Holdings as agent for the Joint Issuers, declare all the Notes to be due and payable, whereupon the same shall forthwith mature and become due and payable immediately if no Senior Loans are then outstanding.

          14. Remedies on Default. Subject to the terms of Section 10 hereof, upon the acceleration of any Note, the holder of such Note may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in such Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise (it being agreed, however, that no holder of a Note shall commence or continue any such proceeding in the case of any Event of Default which shall have been waived in accordance with Section 18). In the case of a default in the payment of any principal of or any interest on any Note, the Joint Issuers will, jointly and severally, pay to the holder thereof such further amount as shall be sufficient to cover the costs and expenses (including, without limitation, reasonable attorneys' fees, expenses and disbursements) incurred in connection with any such proceeding or collection. No course of dealing and no delay on the part of any holder of any
Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

          15.   Definitions.

          15.1. Certain Defined Terms. As used in this Agreement, the following terms have set the following respective meanings:

          Affiliate: With respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of any class of the Stock or other equity interests of such Person or possesses, directly or indirectly, the power to direct or cause the direction of the management of such Person, whether through ownership of Stock or other equity interests, by contract or otherwise,
(ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (iii) each of such Person's employees, officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

          Bankruptcy Code: Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and all rules and regulations promulgated thereunder.

          Business Day: Any day except a Saturday, a Sunday or other day on which commercial banks in the State of New York or the State of Illinois are required or authorized by law to be closed.

          Capital Expenditures: Shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of indebtedness) by such Person doing any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

          Capital Lease: Shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

          Closing:  As defined in Section 3.

          Closing Date:  As defined in Section 3.

          Collateral: Any property covered by the Security Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of any Note Purchaser to secure any of the obligations with respect to the Note Purchase Documents.

          Credit Agreement: That certain Credit Agreement of even date herewith among the Joint Issuers, General Electric Capital Corporation in its capacity as Agent and Lender, and the Lenders that are from time to time parties thereto, as the same may be amended, modified, extended, renewed or otherwise supplemented from time to time and any credit agreement evidencing the successive refunding, refinancing or replacement thereof.

          Default: A condition or event which, with notice or lapse of time or both, would become an Event of Default.

          Event of Default: The meaning specified in Section 13.

          Excess Cash Flow: Shall mean, without duplication, with respect to any Fiscal Year of the Joint Issuers and their Subsidiaries, consolidated net income plus (a) depreciation, amortization and Interest Expense to the extent deducted in determining consolidated net income, minus (c) Capital Expenditures during such Fiscal Year (excluding the portion thereof financed from sources other than the Credit Agreement), minus (d) Interest Expense paid or accrued (excluding any original discount, interest paid in kind or amortized debt discount, to the extent included in determining Interest Expense) and scheduled principal payments paid or payable in respect of Funded Debt, plus or minus (as the case may be), (e) extraordinary gains or losses which are cash items not included in the calculation of net income, minus (f) mandatory prepayments paid in cash pursuant to Section 1.3 of the Credit Agreement other than mandatory prepayments made pursuant to Sections 1.3(b)(i), 1.3(b)(iv) or 1.3(d) therein, plus (g) taxes deducted in determining consolidated net income to the extent not paid for in cash.

          Exchange Act: The Securities Exchange Act of 1934, as amended, or any successor federal statute.

          Fiscal Year: Shall mean any of the annual accounting periods of the Joint Issuers ending on the Saturday closest to December 31st of each year.

          Funded Debt: Shall mean, with respect to any Person, all indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and which by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor.

          Holdings:  Home Products International, Inc., a Delaware corporation.

          Holdings Guaranty: A guaranty by Holdings of payment of the Notes.

          Housewares:  Houseware Sales, Inc., a Massachusetts corporation.

          Indebtedness: As applied to any Person, means: (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money;
(d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

          Indemnified Party:  As defined in Section 19.

          Index Rate: For any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans at large U.S. money center commercial banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum.

          Interest Expense: Shall mean, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with generally accepted accounting principles for the relevant period ended on such date, including, in any event, interest expense with respect to any Funded Debt of such Person.

          Investment: As to any Person, any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

          Lien: As to any Person, any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

          Majority Holders: Note Purchasers holding a majority in principal amount of the Notes outstanding hereunder.

          Material Adverse Effect: A material adverse effect on (i) the business, properties, assets, operations, prospects or financial or other condition of Holdings and its Subsidiaries considered as a whole, (ii) Holdings' and its Subsidiaries' ability to perform their respective obligations under any Note Purchase Document, (iii) the Collateral or the Note Purchasers' Liens on the Collateral or the priority of any such Lien, or (iv) the Note Purchasers' rights and remedies under this Agreement or any other Note Purchase Document. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

          Note Purchase Documents: This Agreement, the Notes, the Security Documents, the Warrant, the Allocation Agreement, the Holdings Guaranty, and all other instruments, documents and agreements executed by or on behalf of Holdings or any Joint Issuer and delivered concurrently herewith or at any time hereafter to any Note Purchaser in connection with the Notes and other transactions contemplated by this Agreement, including without limitation all such documents executed and delivered after the Closing Date in connection with Liens granted to the Note Purchasers, all as amended, supplemented or modified from time to time.

          Note Purchasers: General Electric Capital Corporation, each other purchaser of Notes on the Closing Date and the successors and assigns of each such Person.

          Officer's Certificate: A certificate executed on behalf of Holdings by its Chief Executive Officer or Chief Financial Officer.

          Person: Natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

          Pro Forma: The unaudited consolidated balance sheets of each of Holdings and its Subsidiaries prepared in accordance with GAAP as of the Closing Date after giving effect to the Related Transactions. The Pro Forma is annexed hereto as Schedule 15.1(A).

          Projections:  Holdings' forecasted consolidated:  (a) balance sheets;
(b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a consistent basis with Holdings' historical financial statements, together with appropriate supporting details and a statement of underlying assumptions. The Projections represent and will represent as of the date thereof the good faith estimate of Holdings and its senior management concerning the most probable course of its business.

          Related Transactions: The execution and delivery of each of the Note Purchase Documents required to be executed and delivered on the Closing Date, the issuance and sale of the initial Notes on the Closing Date, the acquisition by merger of Seymour by Holdings and each of the other "Related Transactions" as defined in the Credit Agreement as in effect on the date hereof.

          Related Transactions Documents: The Note Purchase Documents, the Credit

Agreement and all other agreements, instruments and documents executed or delivered in connection with the Related Transactions.

          Restricted Payment: Shall mean (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of a Person's stock,
(b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of a Person's stock or any other payment or distribution made in respect thereof, either directly or indirectly, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any subordinated debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire stock of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person's stock or of claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer fees (or other fees of a similar nature) by such Person to any stockholder of such Person or their affiliates.

          Securities Act: The Securities Act of 1933, as amended or any successor federal statute.

          Security Agreement: That certain Subordinated Note Security Agreement of even date herewith executed by the Joint Issuers in favor of the Note Purchasers, in form and substance satisfactory to the Majority Holders.

          Security Documents: The Security Agreement and all instruments, documents, financing statements and agreements by or on behalf of any Joint Issuers to provide collateral security with respect to the Notes including, without limitation, any security agreement or pledge agreement, second mortgages on each parcel of real estate owned by each Joint Issuer, and all instruments, documents and agreements executed pursuant to the terms of the foregoing.

          Senior Lenders: Any lender which may from time to time provide financing to any of the Joint Issuers pursuant to the Credit Agreement.

          Senior Loans:  As defined in Section 10.2.

          Subsidiary: With respect to any Person, any corporation, partnership, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

          15.2. Accounting and other Terms. For the purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meaning assigned to them in accordance with GAAP. To the extent not otherwise defined herein, all defined terms herein shall have the meanings ascribed thereto in Schedule A to the Credit Agreement as in effect on the date hereof.

          16. Submission to Jurisdiction; Waiver. Holdings and each Joint Issuer hereby irrevocably (a) agree that any legal or equitable action, suit or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby or the subject matter of any of the foregoing may be instituted in any state or federal court in the City of Chicago, Illinois, (b) waive any objection which they may now or hereafter have to the venue of any action, suit or proceeding, and (c) irrevocably submit themselves to the nonexclusive jurisdiction of any state or federal proceeding. Holdings and each Joint Issuer waive personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 20, and service so made shall be deemed completed on the third business day after mailing. Nothing contained in this Section 16 shall be deemed to affect the rights of any Note Purchaser to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Holdings and/or any Joint Issuer in any jurisdiction. Each of the parties hereto irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, or arising out of the terms and conditions of, this Agreement.

          17. Survival of Representations and Warranties. All representations and warranties contained in this Agreement or made in writing by or on behalf of Holdings or any Joint Issuer in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by any Note Purchaser or on its behalf, the purchase of the initial Note by any Note Purchaser under this agreement and any disposition of the same and the payment of the Notes.

          18. Amendments and Waivers. Any term of this Agreement or of the Notes may be amended and the observance of any term of this Agreement or of the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Holdings and the Majority Holders, provided that, without the prior written consent of the holders of all the Notes at the time outstanding, no such amendment or waiver shall (a) change the maturity or the principal amount of, or reduce the rate or change the time of payment of interest on, or decrease the amount or the time of payment of any principal payable on any payment or prepayment of, any Note, (b) reduce the aforesaid percentages of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, (c) decrease the percentage of the principal amount of the Notes the holders of which may declare the Notes to be due and payable as provided in Section 13, or
(e) otherwise change or waive any of the terms of Section 10 or this Section 18. Any amendment or waiver effected in accordance with this Section 18 shall be binding upon each holder of any Note issued and outstanding pursuant to this Agreement, each future holder of any Note and Holdings and the Joint Issuers.

          19. Indemnification. Holdings and the Joint Issuers, jointly and severally, will indemnify and hold harmless each Note Purchaser and each person who controls a Note Purchaser within the meaning of the Securities Act or the Exchange Act and each Affiliate of a Note Purchaser and each Note Purchaser's respective directors, officers, employees and agents (any and all of whom are referred to as the "Indemnified Party") from and against any and all losses, claims, damages and liabilities, whether joint or several (including all legal fees or other expenses reasonably incurred by any Indemnified Party in connection with the preparation for or defense of any pending or threatened third party claim, action or proceeding, whether or not resulting in any liability), to which such Indemnified Party may become subject (whether or not such Indemnified Party is a party thereto) under any applicable federal or state law or otherwise, caused by or arising out of, or allegedly caused by or arising out of this Agreement and the other Related Transactions Documents or any transaction contemplated hereby or thereby; provided that Holdings and the Joint Issuers shall not be liable for any indemnification to any Indemnified Party to the extent that any such losses, claims, damages or liabilities are the result of any representation made by such Indemnified Party in Section 6 or result from such Indemnified Party's gross negligence or willful misconduct. To the extent that Holdings or any Joint Issuer is strictly liable under any environmental laws, Holdings' or the applicable Joint Issuer's obligations to indemnify under this Section 19 shall likewise be without regard to fault on the part of Holdings or the applicable Joint Issuer and with respect to the violation of law which results in liability to Holdings and/or the applicable Joint Issuer. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 19 may be unenforceable because it is violative of any law or public policy, Holdings and/or the applicable Joint Issuer shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnified Parties or any of them. Notwithstanding any other provision of this Agreement to the contrary, the provisions of and undertakings and indemnifications set forth in this Section 19 shall survive the satisfaction and payment of the Notes and the termination of this Agreement. All of the foregoing indemnification liabilities shall be secured by the collateral. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY HERETO, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED OR TERMINATED UNDER THIS AGREEMENT AND THE OTHER NOTE PURCHASE DOCUMENTS.

          Promptly after receipt by an Indemnified Party of notice of any claim, action or proceeding with respect to which an Indemnified Party is entitled to indemnity hereunder, such Indemnified Party will notify Holdings of such claim or the commencement of such action or proceeding, provided that the failure of an Indemnified Party to give notice as provided herein shall not relieve Holdings of its obligations under this Section 19 with respect to such Indemnified Party, except to the extent that Holdings is actually prejudiced by such failure. Holdings and the Joint Issuers will assume the defense of such claim, action or proceeding and will employ counsel satisfactory to the Indemnified Party and will pay the fees and expenses of such counsel.

Notwithstanding the preceding sentence, the Indemnified Party will be entitled, at the expense of Holdings and the Joint Issuers, to employ counsel separate from counsel for Holdings and the Joint Issuers and for any other party in such action if the Indemnified Party reasonably determined that a conflict of interest or other reasonable basis exists which makes representation by counsel chosen by Holdings and the Joint Issuers not advisable, but Holdings and the Joint Issuers will not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties.

          20. Notices, etc. Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing and shall be delivered, or mailed by registered or certified mail, return receipt requested, or by overnight courier, or sent by telex or telecopy, addressed, (a) if to the initial Note Purchasers, at the addresses set forth on signature page hereof or at such other address as the initial Note Purchasers shall have furnished to Holdings in writing, or (b) if to any other holder of any Note, at such address as such other holder shall have furnished to Holdings in writing, or, until any such other holder so furnishes to Holdings an address, then to and at the address of the last holder of such Note who has furnished an address to Holdings, or (c) if to Holdings or any Joint Issuer, to Selfix, Inc., 4501 West 47th Street, Chicago, Illinois 60632, Attention: Chief Executive Officer, telecopy no. (773) 890-0523 with a copy to, Much, Shelist, Freed, Denenberg, Ament, Bell & Rubenstein PC, 200 N. LaSalle St., Suite 2100, Chicago, IL 60601,
Attention: Jeffrey C. Rubenstein, telecopy (312) 621-1750 or at such other address, or to the attention of such other officer, as Holdings shall have furnished to each Note Purchaser. All such notices and communications shall be deemed to have been given or made (i) when delivered, if by hand, (ii) one Business Day after submission to a reputable courier for overnight delivery,
(iii) on the fifth Business Day after being mailed by registered or certified mail, or (iv) if telecopied, when telecopy receipt is confirmed.

          21. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by any holder or holders at the time of the Notes sold hereunder or any part thereof. This Agreement and the Note Purchase Documents embody the entire agreement and understanding between the Note Purchaser and Holdings and the Joint Issuers and supersede all prior agreements and understandings relating to the subject matter hereof. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THE STATE OF ILLINOIS. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute on instrument. All payment obligations of Holdings and the Joint Issuers hereunder or under the Notes shall be joint and several. All references in any Note Purchase Documents to the Note Purchase Agreement or the Amended and Restated Note Purchase Agreement shall be deemed to refer to this Agreement.

          22. Appointment of Agent. By its acceptance of a Subordinated Note, each Note Purchaser appoints GE Capital as agent for purposes of enforcing each Note Purchaser's rights. The provisions of Section 9 of the Security Agreement are hereby incorporated herein by reference and are binding on all signatories hereto.







                           [signature page follows]

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Note Purchase Agreement on the date first above written.


                                          HOLDINGS:

                                          HOME PRODUCTS INTERNATIONAL, INC.


                                          By:
                                          Title:


                                          JOINT ISSUERS:

                                          SELFIX, INC.


                                          By:
                                          Title:


                                          TAMOR CORPORATION


                                          By:
                                          Title:


                                          SHUTTERS, INC.


                                          By:
                                          Title:


                                          SEYMOUR HOUSEWARES
                                          CORPORATION


                                          By:
                                          Title:

                                          THE INITIAL NOTE PURCHASERS:


                                          GENERAL ELECTRIC CAPITAL
                                          CORPORATION
Amount:  $5,000,000
                                          By:
                                          Name:

                                          Its: Authorized Signature

                                          Address: 10 South LaSalle Street,
                                                   Suite 2700
                                                   Chicago, Illinois 60603
                                                   Attn:  Selfix Account Manager



Amount:  $5,000,000                       ARCHIMEDES FUNDING, L.L.C.,


                                          By: ING Capital Advisors, Inc.,
                                              as Collateral Manager

                                          By:
                                          Title:
                                          Its:


                                          Address: 333 South Grand Avenue,
                                                   Suite 4250
                                                   Los Angeles, California 90071

                                 SCHEDULE 3.2

                                 Success Fee

     The success fee payable upon payment in full of the notes issued under the Note Purchase Agreement is as follows:


                                                                Total
                    Date of Payment in Full                     Amount
                    -----------------------                     ------
               Prior to 2nd Anniversary                         $  500,000

               On or after 2nd Anniversary, but prior to
          3rd Anniversary                                       $  750,000

               On or after 3rd Anniversary, but prior to
          4th Anniversary                                       $1,200,000

               On or after 4th Anniversary, but prior to
          5th Anniversary                                       $1,600,000

               On or after 5th Anniversary                      $2,000,000

                                 SCHEDULE 5.3

                                   Defaults

                                     None





                 ALL SCHEDULES TO BE UPDATED BY JOINT ISSUERS

                                                  To be updated by Joint Issuers
                               SCHEDULE 5.4(B)

                                Capitalization

1. Selfix, Inc., a Delaware corporation

Capitalization:     1000 common shares authorized, par value $.01 Per Share,
                    1000 shares issued to Home Products International, Inc.

Principal Place     4501 West 47th Street
of Business; Chief  Chicago, IL  60632
Executive Office:

States Qualified:   Illinois

FEIN:               36-249-0451


2. Shutters, Inc., an Illinois corporation

Capitalization:     10,000 common shares authorized, par value $.01 per Share,
                    1000 shares issued to Home Products International, Inc.

States Qualified:   Missouri, Georgia

FEIN:               04-207 3885


3. Tamor Corporation, a Massachusetts corporation

Capitalization:     1000 common shares authorized, par value $100 Per share,
                    38.771 issued to Home Products International, Inc.

4. Home Products International, Inc., a Delaware corporation

Capitalization:     8,000,000 shares authorized; 7,500,000 common and 500,000
                    preferred, par value $.01 per Share

Principal Place     4501 West 47th Street
of Business; Chief  Chicago, IL  60632

Executive Office

States Qualified:   Illinois

FEIN:               Applied for

                                 SCHEDULE 5.7

                          Audits and Investigations

                                 SCHEDULE 5.8

                               Employee Matters

Agreement between Tamor Plastics Corp. And International Union of
Electronic, Electrical, Salaried, Machine and Furniture Workers,
AFL-CIO, and its Local 154-136B FW beginning April 1, 1996 and expiring on March 31, 1999

Collective Bargaining Agreement between Selfix, Inc. And Plastic
Workers' Union Local #18 AFL-CIO beginning January 26, 1995 until
January 25, 1998

                                SCHEDULE 5.11

                                  Litigation

                                 SCHEDULE 8.6

                         Transactions with Affiliates

Since Tamor, Selfix and Shutters all have facilities for plastic injection molding and because Tamor is currently molding on the outside, we anticipate using our capacity to the fullest, extent. This means that Selfix and Shutters will both be manufacturing Tamor product. This will necessitate an intercompany arrangement that allows Selfix and Shutters to manufacture and sell to Tamor and to bill and collect accordingly.

                                 EXHIBIT 1.1
                                      to
                           NOTE PURCHASE AGREEMENT

                                   FORM OF
                           SENIOR SUBORDINATED NOTE

$10,000,000
December ___, 1997

     FOR VALUE RECEIVED, the undersigned, SELFIX, INC. a Delaware corporation; TAMOR CORPORATION, a Massachusetts corporation; SHUTTERS, INC., an Illinois corporation; and SEYMOUR HOUSEWARES CORPORATION, a Delaware corporation (individually a "Joint Issuer" and, collectively, the "Joint Issuers"), hereby unconditionally PROMISE TO PAY to the order of GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("GE Capital"), in its individual capacity, at 10 South LaSalle Street, Suite 2700, Chicago, IL 60603, or at such other place as the holder of this Senior Subordinated Note may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of Ten Million Dollars ($10,000,000), together with interest on the unpaid principal amount of this Senior Subordinated Note outstanding from time to time from the date hereof, at the rate provided in the Note Purchase Agreement (as hereinafter defined). The Joint Issuers agree that they will be jointly and severally liable for the payment of all amounts due hereunder.

     This Senior Subordinated Note is issued pursuant to that certain Note Purchase Agreement dated as of December ___, 1997 by and among the Joint Issuers, Home Products International, Inc., a Delaware corporation, GE Capital and the other note purchasers from time to time party thereto (as the same from time to time may be amended, restated, supplemented or otherwise modified, the "Note Purchase Agreement'), and is entitled to the benefit and security of the Note Purchase Documents provided for therein, to which reference is hereby made for a statement of all of the terms and conditions under which the indebtedness evidenced hereby is made and is to be repaid and for a statement of holder's remedies upon the occurrence and during the continuance of an Event of Default. All capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Note Purchase Agreement.

     The principal amount of the indebtedness evidenced hereby shall be payable in one installment on December ___, 2006, if not sooner paid in full, and is subject to certain prepayments as set forth in the Note Purchase Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, as are specified in the Note Purchase Agreement.

     If any payment on this Senior Subordinated Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the rate applicable for the prior month during such extension.

     Upon and after the occurrence of an Event of Default, this Senior Subordinated Note may, as provided in the Note Purchase Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

     Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Joint Issuers to the fullest extent permitted by law.

     All payments under this Senior Subordinated Note shall be paid in the State of Illinois, and this Senior Subordinated Note shall be interpreted, governed by, and construed in accordance with, the laws of the State of Illinois applicable to promissory notes made and payable in such State.

                                           SELFIX, INC.

                                           By:

                                           Name:

                                           Title:


                                           TAMOR CORPORATION

                                           By:

                                           Name:

                                           Title:


                                           SHUTTERS, INC.

                                           By:

                                           Name:

                                           Title:



                                           SEYMOUR HOUSEWARES CORPORATION

                                           By:

                                           Name:

                                           Title:

                           NOTE PURCHASE AGREEMENT

                                 EXHIBIT 7.1

     I, the undersigned, being the Chief Executive Officer/Chief Financial Officer of Household Products International, Inc., a Delaware corporation ("Holdings"), hereby certifies that the financial statements attached hereto present fairly in accordance with GAAP the financial position, results of operations and statement of cash flows of Holdings and its Subsidiaries on a consolidated and consolidating basis, as at the end of such year and for the period then ended, and that no Default or Event of Default has occurred and is continuing as of the date hereof or, if a Default or Event of Default shall have occurred and be continuing describing the same and all efforts undertaken to cure the same.


                                           Home Products International, Inc.

Dated:
                                           By:

                                           Title: